Exhibit 10.17

SECOND AMENDED EXPENSE REIMBURSEMENT NOTE

PROMISSORY NOTE

Principal Amount:	$1,211,163 USD

Effective Date:	March 1,_2023

Interest:	5.5 % per annum simple interest

Due Date:	July 15, 2024 and thereafter on demand

FOR VALUE RECEIVED, Alpha Cognition Inc. (‘ACI’) and Alpha Cognition Canada Inc. (‘ACCI’) both jointly and severally, (collectively the ‘Promissors’ and each a ‘Promisor’) promise to pay to the order of Neurodyn Life Sciences Inc. (‘NLS’) on or before July 15, 2024 (the ‘Due Date’) and thereafter on demand, the sum of ONE MILLION TWO HUNDRED AND ELEVEN THOUSAND ONE HUNDRED AND SIXTY THREE ($1,211,163) DOLLARS in lawful currency of the United States (the “Principal Amount”) plus any outstanding interest calculated on the Principal Amount outstanding from time to time both before and after demand, default and judgment, subject to the terms and conditions hereinafter set out (this’ Promissory Note’). The Principal Amount is hereby irrevocably acknowledged as outstanding and fully advanced, and it is hereby stated by each of the Promissors so that the Promissors shall be forever estopped from asserting the contrary.

1.	Prepayment

The Promissors shall have the right to repay without penalty the Principal Amount, in whole or in part, at any time, and from time to time, prior to the Due Date or acceleration for payment as provided for herein.

2.	Interest & Payment

Interest shall accrue on the Principal Amount outstanding from time to time at a rate of 5.5% per annum starting on the Effective Date calculated and paid by way of interest only payments payable monthly thereafter on the last day of each month until this Promissory Note is paid in full (the ‘Interest Payments’).

There is an outstanding interest payable balance of $2057.83 for the month of December 2022, plus interest at the rate of 2% per annum thereafter up to the effective date of this Second Amendment. ACCI will pay the total of this outstanding interest within ten business days following the signing of the effective date of this Second Amendment.

3.	Allocation of Payment

All payments made pursuant to this Promissory Note shall be applied firstly to satisfy any outstanding interest and thereafter to the Principal Amount outstanding.

4.	Default & Acceleration

WHEREAS ACI is contemplating entering into a series of financing transactions which if successfully completed will result in ACI having sufficient funding available to complete the ALPHA 1062 NDA filings and meet its near term financial obligations (the ‘Financing Transaction’).

Notwithstanding anything herein contained, the Principal Amount together with all interest owing thereon shall at the option of NLS by written notice to the Promissors become immediately due and payable upon the occurrence of any of the repayment events defined as follows:

a)	ACI or ACCI being in breach of any obligation, representation or warranty with respect to the Memogain Technology License Agreement made between NLS and Alpha ACCI dated October 16, 2020, and as subsequently amended or as may be further amended, which breach is not rectified within 90 days of written notice.

b)	The Promissors failing to make any Interest Payments when due and not rectified within 7 days of written notice.

c)	Any winding up, bankruptcy or insolvency of either of the Promissors or either of them as shall be determined solely by NLS, acting reasonably and not arbitrarily.

5.	Conversion to Shares

All or any portion of the outstanding Principal and interest of this Second Amended Promissory Note may at the option of NLS and with the consent of the Promissors be convertible into publicly tradeable shares of ACI on terms and conditions agreeable to both NLS and ACI .

6.	Assignment

Each Promisor acknowledges and agrees that NLS shall be entitled to transfer, assign or in any other manner sell its interests under this Promissory Note (in whole or in part) to any person or persons (collectively the “Assignee”) at any time after the Effective Date without the consent of the Promissor and in such event the Promissor’s obligations hereunder shall be novated to the Assignee and remain in full force and effect as if this Promissory Note had been made between the Promissors and the Assignee.

The Promissors shall not be entitled to assign, transfer or in any other manner divest itself of its obligations hereunder in any manner whatsoever without first receiving the written consent of NLS, which may not be unreasonably or arbitrarily withheld if there is no financial effect to NLS, as determined solely by NLS.

7.	Waiver

Presentment for payment, notice of dishonour and notice of protest are hereby waived by the Promissors.

8.	Notices

All notices, requests and demands hereunder shall be in writing and shall be deemed to have been duly given if delivered by electronic mail, including PDF as follows:

To NLS: E-mail: Kcawkell@neurodyn.ca

To the Promissors: Email: MMcFadden@alphacognition.co

9.	Inurement

This Promissory Note shall be jointly and severally binding upon the Promissors and their successors and assigns (whether permitted or not) and shall inure to the benefit of NLS, its successors and assigns.

Dated effective as of the Effective Date

ALPHA COGNITION INC.	ALPHA COGNITION CANADA INC

/s/ Michael Mc Fadden	/s/ Michael Mc Fadden
Michael Mc Fadden, CEO	Michael Mc Fadden, CEO
Authorized Signatory	Authorized Signatory